Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Post-Effective Amendment No.1 on Registration Statement Form S-8 to Registration Statement on Form S-4 (No. 333-251999) pertaining to the registration of 1,075,000 shares of Common Stock issuable pursuant to awards granted under the IHS Markit Ltd. 2014 Equity Incentive Award Plan and 27,000 shares of Common Stock issuable pursuant to awards granted under the IHS Markit Ltd. 2004 Long-Term Incentive Plan of our reports dated February 8, 2022, with respect to the consolidated financial statements of S&P Global Inc., and the effectiveness of internal control over financial reporting of S&P Global Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2021, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

New York, New York

February 28, 2022